EXHIBIT 10.71
MOVE, INC.
RESTRICTED STOCK AWARD AGREEMENT
Grantee: Robert J. Krolik
Number Shares: 150,000
Date of Grant: July 20, 2009
     1. Grant of Shares. Move, Inc. (the “Company”) hereby grants to the Grantee named above (the “Grantee”), subject to the restrictions and the other terms and conditions set forth in this agreement (this “Agreement”), the number of shares indicated above of the Company’s $0.001 par value common stock (the “Shares”). The Shares are granted as an inducement award pursuant to Nasdaq Marketplace Rule 4350(i)(1)(a)(iv) and are not granted under any established plan of the Company.
     2. Definitions. The following words and phrases shall have the following meanings:
     “Change of Control” shall have the meaning set forth in the Retention Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Agreement, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
     “Committee” means the Company’s Management Development and Compensation Committee.
     “Retention Agreement” shall mean Grantee’s Executive Retention and Severance Agreement dated as of June 30, 2009 (the “Retention Agreement”).
     “Stock” means the $0.001 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Section 7.
     3. Restrictions. The Restricted Shares are subject to each of the following restrictions. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company terminates for any reason, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section 3 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Shares.
     4. Expiration and Termination of Restrictions. The restrictions imposed under Section 3 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

          (a) as to 50,000 Restricted Shares on each of the first three (3) anniversaries of the Grant Date; provided that Grantee remains an employee of the Company on each such anniversary, respectively; or
          (b) as to all of the Restricted Shares, upon a Change of Control of the Company.
     5. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form: “This certificate and the shares of stock represented hereby are subject to the terms and conditions contained in a Restricted Stock Award Agreement between the registered owner and Move, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Move, Inc.” Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the Securities Exchange Act of 1933, listing requirements of any national securities exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.
     6. Voting and Dividend Rights. The Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares.
     7. Changes in Capital Structure. In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the Committee shall make such adjustments to the Restricted Shares as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in shares of Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares of Stock, the shares of Stock under this Agreement shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately.
     8. No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment at any time, nor confer upon the Grantee any right to continue in the employ of the Company.
     9. Payment of Taxes. Upon issuance of the Shares hereunder, the Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, the Grantee may file an appropriate election with Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. The Grantee will, no later than the date as of which any amount related to the

Shares first becomes includable in the Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee.
     10. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement.
     11. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
     12. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Move, Inc., 30700 Russell Ranch Road, Westlake Village, CA 91362, Attn: General Counsel, or any other address designated by the Company in a written notice to the Grantee. Notices to the Grantee will be directed to the address of the Grantee then currently on file with the Company, or at any other address given by the Grantee in a written notice to the Company.
     13. Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association. The site of the arbitration proceeding shall be in Los Angeles County, California, or another location mutually agreed to by the parties.
     14. Amendment and Modification. This Agreement may be amended or modified only by a writing signed by both parties hereto.
     15. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of California.
(signatures on following page)

     IN WITNESS WHEREOF, Move, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed, and the Grantee has executed this Agreement, all as of the day and year first above written.

MOVE, INC.:	GRANTEE:

By: /s/ James S. Caulfield Name: James S. Caulfield	/s/ Robert J. Krolik Robert J. Krolik
Title: EVP, General Counsel & Secretary